                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-A
                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                              READ-RITE CORPORATION
              (Exact name of Registrant as specified in its charter)



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
             Delaware                                      94-2770690
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
(State of incorporation or organization)       (IRS Employer Identification No.)
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                                44100 Osgood Road
                            Fremont, California 94539
                (Address of principal executive offices)(Zip Code)
                                    ----------

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

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
      Title of each class                    Name of each exchange on which
      to be so registered                    each class is to be registered
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
             None                                         None
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Securities to be registered pursuant to Securities 12(g) of the Act:

                         Preferred Share Purchase Rights
                         -------------------------------
                                (Title of Class)
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Item 1.     Description of Securities to be Registered.

      Item 1 is hereby amended by adding the following thereto:

      On April 20, 2003, in connection with a financing transaction, the Company intends to issue warrants to purchase shares of the Company's common stock to Tennenbaum Capital Partners, LLC and/or its Affiliates and Associates (as defined in the Amended and Restated Preferred Share Rights Agreement dated as of March 31, 2003, by and between the Company and Mellon Investor Services LLC. (formerly ChaseMellon Shareholder Services, L.L.C.) (the "Amended and Restated Rights Agreement"), attached hereto as Exhibit 1 and incorporated herein by reference). The Company is amending and restating the Preferred Share Rights Agreement dated as of March 3, 1997, by and between the Company and ChaseMellon Shareholder Services, L.L.C. (the "Original Rights Agreement") to, among other things, avoid a Triggering Event (as defined in the Original Rights Agreement) in connection with the issuance or exercise of such warrants.

Item 2.     Exhibits.

            1. Amended and Restated Preferred Shares Rights Agreement, dated as of March 31, 2003 by and between Read-Rite Corporation and Mellon Investor Services LLC, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.


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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                          READ-RITE CORPORATION


Date: April 4, 2003                       By: /S/ ANDREW C. HOLCOMB
                                              ----------------------------------
                                              Andrew C. Holcomb
                                              Senior Vice President, Finance and
                                              Chief Financial Officer



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                                  EXHIBIT INDEX

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
Exhibit
  No.                                Exhibit
-------                              -------
   1 Amended and Restated Preferred Shares Rights Agreement, dated as of March 31, 2003 by and between Read-Rite Corporation and Mellon Investor Services LLC, including the Certificate of Designation, the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively.
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